UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   October 17, 2012

EFL OVERSEAS, INC.
(Name of Small Business Issuer in its charter)

Nevada	000-54328	26-3062721
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 N. Sam Houston Parkway East, Suite 600, Houston, Texas  77060
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (281) 260-1034

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01                   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On October 17, 2012, we closed a Share Purchase Agreement (the “Purchase Agreement”) with Nahanni Energy Inc., 1700665 Alberta Ltd., Apex Energy (2000), Inc. and Canada Southern Petroleum #1 L.P. (jointly “Nahanni”) for the acquisition of its entire right and interest (generally a working interest of 30.664%) in 30,188 acres of land, more or less (the "Lands"), together with additional assets associated with the Lands, located  in the Kotaneelee Area, Yukon Territory, Canada (the “Assets”).

The Assets include a gas dehydration plant (capacity: 70 million cubic feet per day (“MMCFD”)), one water disposal well (capacity: 6,000 barrels per day), one gas well temporarily shut-in for maintenance, and two suspended gas wells, flarestack, storage tanks, airstrip, roads, gathering systems, geological data, equipment, and other transportation and camp infrastructure.

As consideration for the Assets, we paid Nahanni CAD$400,000 (USD$398,550) in cash, and CAD$4,100,000 (USD$4,190,610) in shares of one of our subsidiaries, which are exchangeable for 1,614,767 shares of our restricted common stock. The number of shares issued by our subsidiary was calculated by dividing $4,190,610 by the volume weighted average trading price of our stock for the ten (10) trading days prior to closing the Purchase Agreement.  Both the cash paid and stock issued for the Assets are subject to certain holdbacks for Asset related liabilities or breach of representations and warranties.

In addition, we indemnified Nahanni against its portion of the abandonment, reclamation and environmental liabilities associated with the Assets. Early estimates of those liabilities range from USD$9,000,000 to USD$10,000,000. We intend to actively develop and explore the Lands which will defer these potential liabilities into the longer term.

Prior Acquisition of Interests in the Kotaneelee Area

On July 18, 2012, we completed the acquisition of Devon Canada’s entire right and interest (generally a working interest of 22.989%, with a working interest of 69.337% in one gas well) in the Lands and the assets associated with the Lands.  As a result of the closing of the Nahanni acquisition, we now generally own a 53.67% interest in the Assets.

ITEM 3.02                   UNREGISTERED SALES OF EQUITY SECURITIES.

On October 18, 2012, we sold 1,000,000 shares of our common stock to two (2) accredited investors at a price of $1.20 per share. Gross proceeds from this private placement totaled $1,200,000. We paid $42,000 in finder’s fees in connection with the sale of these shares.

We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to these sales. The purchasers were sophisticated investors who were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these shares. The certificates representing the shares will bear a restricted legend providing that they cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

ITEM 9.01                  FINANCIAL STATEMENTS

We intend to file the information required by Items 9.01(a) and (b), on or before January 2, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFL OVERSEAS, INC.

Date: October 22, 2012	By:	/s/ Robert Wesolek
Robert Wesolek
Chief Financial Officer

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